Exhibit 10.2

AT&T Inc.
Equity Retention and Hedging Policy

AT&T believes in aligning the long-term interests of officers with those of stockholders. To further that goal and to serve as an example to employees throughout the company, the Human Resources Committee has adopted this Equity Retention and Hedging Policy (the “Policy”).

Retention of Awards

Until one year after termination of their employment with AT&T and its affiliates, each Executive Officer shall retain 25% (after taxes and exercise costs) of the shares of common stock acquired by such officer under an incentive, equity, or option award granted to them after January 1, 2012, other than shares acquired through a deferral plan.

This Policy applies to awards occurring after January 1, 2012, as follows:
•	Restricted Stock Units, Restricted Stock and Performance Shares paid in stock — Commitment applies to the net shares issued to the Executive Officer after withholding taxes.
•	Stock Options — Commitment applies to net option shares acquired upon exercise of stock options after withholding taxes.

Hedging of AT&T Stock
Our Executive Officers are prohibited from hedging their ownership of AT&T stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to AT&T stock.  This policy against hedging will also apply after termination of employment with respect to stock awards that are required to be retained for one year after termination of employment.

Stock Ownership Guidelines

Officer-level employees of AT&T shall hold a minimum number of AT&T shares as set forth in the table below.  Shares may be held directly, through a broker, or in a qualified or nonqualified deferral plan.  Qualifying ownership shall include shares held by a spouse; members of the immediate family sharing the same household; or a trust where the employee or family member is a beneficiary.

Level	Ownership Guideline
CEO	6 X Base Salary
Executive Officers	Lesser of 3 X Base Salary or 50,000 Shares
Other Officer-Level Employees	Lesser of 1 X Base Salary or 25,000 Shares
Ownership levels must be achieved within five years from hire, promotion (including designation as an Executive Officer), or company acquisition.